Exhibit 10.29
February 22, 2021
Susan Ball
1074 Breakers West Blvd.
West Palm Beach, Florida 33411

RE: Promotion and Severance
Susi,
Congratulations! It is with great pleasure that I inform you that the Compensation Committee of the Board of Directors has approved your promotion to EVP, Chief Administrative Officer, General Counsel and Secretary. Additionally, your base salary will be increased to $430,000 per annum, effective February 22, 2021.
Severance:
The Compensation Committee has also elected to provide you with a one (1) year severance agreement for termination without cause or voluntary termination for good reason.

Terms:          Your employment with the Company will terminate on the following terms and conditions: (a) automatically on the earlier of your voluntary resignation from employment without Good Reason (as defined below) or the date of your death; (b) upon notice from the Company if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability. The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance; or (c) upon the Company sending you written notice terminating your employment hereunder for Cause (as defined below). Upon a termination of your employment pursuant to this paragraph, the Company's sole obligation to you will be to pay you the Accrued Amounts (as defined below).
Upon a termination of your employment by the Company or any of its affiliates without Cause (as defined below) or your resignation for Good Reason (as defined below), the Company's sole obligation to you will be to pay or provide to you (1) any unpaid Base Salary through the date of termination payable in accordance with the Company's regular payroll practices; (2) reimbursement for any unreimbursed business expenses incurred through the date of termination paid in the next payroll immediately following the date of termination; (3) payment for any accrued but unused vacation time in accordance with Company policy, payable within thirty (30) days following the termination of your employment; (4) all other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant pursuant to the terms and conditions of such plans (collectively, the "Accrued Amounts") and (5) continued payments of the Base Salary in effect at the time of the termination in accordance with the Company's regular payroll practices for a period of twelve (12) months following the date of termination (the "Severance Payments").
Notwithstanding anything herein to the contrary, the Severance Payments will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.
Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company's Executive Severance Plan Amended and Restated as of May 28, 2010 (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the "Executive Severance Plan") you will cease to be eligible for the Severance Payments described herein and the Company's sole obligation will be to pay you the amounts and provide you with the benefits provided in the Executive Severance Plan subject to the terms and conditions thereof.
"Cause" means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your knowing, intentional and material breach of the Company's Code of Conduct for Senior Officers; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office that results in material harm to the Company.
"Good Reason" means, if without your written consent, any of the following events occur that are not cured by the Company within 30 days after you have given the Company written notice specifying the occurrence of such Good Reason event, which notice must be given by you to the Company within 90 days after your becoming aware of the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities or assignment of duties and responsibilities that are inconsistent with your status, title or position; (ii) a diminution in your base salary, sti target percentage or lti target percentage (iii) a relocation of your principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of this Agreement by the Company. Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred. This offer letter constitutes the full and complete understanding of the parties with respect to the Severance Payments.

All other terms and conditions of employment will remain unchanged as per your original offer letter of employment.

CROSS COUNTRY HEALTHCARE, INC.            EMPLOYEE

By:    /s/ Kevin Clark                     By: /s/ Susan Ball
Name:     Kevin Clark                    Name: Susan Ball
Title:     Co-Founder & CEO                    Date: